Exhibit 10.1

Pennsylvania Real Estate Investment Trust (“PREIT”)

2012 Incentive Compensation Opportunity Award

for

2012 Incentive Opportunity[2] 2012 Incentive Range[3] - % of Base Salary

2012 Base Salary[1] $	Threshold[4] Target[4] Outperformance[4]

	Corporate Measure[5,8]	Threshold[7]	Target[7]	Outperformance[7]
	FFO Per Share (Primary)[6]	$	$	$

	2012 INCENTIVE OPPORTUNITY:*	$	$	$

*	The amount payable under this award will be paid in cash during the period January 1, 2013 through March 15, 2013. Except as may be otherwise provided in your employment agreement or determined by the Executive Compensation and Human Resources Committee of the Board of Trustees of PREIT (the “Committee”), the payment of any 2012 incentive compensation to you is conditioned on your continued employment by PREIT or one of its affiliates through the date that 2012 incentive compensation is paid to officers generally.

The Grantee has read and understands this award, including the endnotes which describe the terms of the award, and agrees to be bound by such terms. Further, the Grantee agrees that any amount awarded and paid to the Grantee under this award shall be subject to PREIT’s “Recoupment Policy” as in effect on the date the Committee granted this award, and as such policy may be subsequently amended, even if such amendment is adopted after payment is made under this award.

IN WITNESS WHEREOF, PREIT has caused this 2012 Incentive Compensation Opportunity Award to be duly executed by its duly authorized officer and the Grantee has signed this award on             , 2012.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:

Grantee

The Grantee has read and understands this award, including the Endnotes which describe the terms of the award, and agrees to be bound by such terms. Further, the Grantee agrees that any amount awarded and paid to the Grantee under this award shall be subject to PREIT’s “Recoupment Policy” as in effect on the date the Committee granted this award, and as such policy may be subsequently amended, even if such amendment is adopted after payment is made under this award.

IN WITNESS WHEREOF, PREIT has caused this 2012 Incentive Compensation Opportunity Award to be duly executed by its duly authorized officer and the Grantee has signed this award on             , 2012.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:

Grantee

ENDNOTES

[1]

“2012 Base Salary” means your regular, basic compensation from PREIT and/or a PREIT affiliate for 2012, not including bonuses, contributions made by PREIT and/or a PREIT affiliate (other than from an elective reduction in your salary under a 401(k), cafeteria or transportation plan) to benefit or welfare plans or other additional compensation.

[2]

“2012 Incentive Opportunity” means the opportunity to earn incentive compensation for 2012, up to     % of your Base Salary, in the event certain business performance measures and individual performance goals are achieved. PREIT’s FFO Per Share for 2012 will be the primary business performance measure considered by the Committee, with the Committee retaining the discretion to consider other business performance factors. See note 9. Individual performance relates to your performance within the scope of your responsibilities as an employee of PREIT and/or a PREIT affiliate.

[3]

“2012 Incentive Range” means, depending on the level of business and individual performance achieved (i.e., Threshold, Target or Outperformance), the percentage of your Base Salary that you may earn under this 2012 Incentive Compensation Opportunity Award. If business performance is at or between the Threshold level and the Target level or between the Target level and the Outperformance level, the percentage based on business performance will be interpolated accordingly. Similarly, if individual performance is at or between the Threshold level and the Target level, or at or between the Target level and the Outperformance level, the percentage will be interpolated accordingly.

[4]

With respect to business performance, “Threshold” signifies a solid achievement, which is expected to have a reasonably high probability of achievement, but which may fall short of expectations. Threshold performance represents the level of performance that has to be achieved before any of your potential 2012 incentive compensation is earned. The Committee (after considering the recommendations of the senior management of PREIT) will decide whether you have met what the Committee determines to be the “Threshold” level for purposes of your individual performance. If the Threshold performance level is achieved with respect to both individual performance and with respect to FFO Per Share and the other business performance factors, if any, considered relevant hereunder by the Committee (FFO and such other business factors being, collectively, the “Relevant Factors”), you will earn at least     % of your 2012 Base Salary as your 2012 incentive compensation allocated to such performances (see note 5). If the Threshold performance level is not met for the Relevant Factors or your individual performance, you will not receive any 2012 incentive compensation allocated to business performance or individual performance, as applicable. For purposes of determining the level of business performance achieved for purposes of this award, the Relevant Factors shall be taken as a whole with such relative weighting as shall be determined by the Committee.

With respect to corporate performance, “Target” generally signifies that the business objectives for the year, which are expected to have a reasonable probability of achievement, have been met. For purposes of FFO Per Share, Target shall be FFO Per Share at or between $         and $         for 2012. The Committee (after considering the recommendation of the senior management of PREIT) will decide whether you have met what the Committee determines to be the “Target” level for purposes of your individual performance. If the Target performance level is achieved for both the Relevant Factors and individual performance, you will earn at least     % of your 2012 Base Salary as your 2012 incentive compensation allocated to such performances (see note 5).

With respect to business performance, “Outperformance” signifies an outstanding achievement, an extraordinary performance by business performance standards, and which is expected to have a modest probability of achievement. The Committee (after considering the recommendations of the senior management of PREIT) will decide whether you have met what the Committee determines to be the “Outperformance” level for purposes of your individual performance. If the Outperformance level is achieved for both the Relevant Factors and individual performance, you will earn     % of your 2012 Base Salary as your 2012 incentive compensation allocated to such performances (see note 5). In no event will PREIT pay you 2012 incentive compensation under this award in excess of     % of your 2012 Base Salary.

[5]

“Performance Measurement Allocation” means the percent by which your 2012 incentive compensation is allocated between business performance and your individual performance. For example, if your base salary is $100,000, and 50% of your 2012 incentive compensation is allocated to business performance and 50% is allocated to your individual performance, you will earn $         (50% of     % of $100,000) of your 2012 incentive compensation if the Outperformance level of business performance is achieved and $         (50% of     % of $100,000) of your 2012 Incentive Compensation if the Outperformance level of your individual performance is achieved.

[6]

The “Corporate Measure” consists of the Relevant Factor or Factors upon which PREIT’s business performance is determined for purposes of this award, and the “Corporate Salary Portion” is the amount of your 2012 Base Salary to which the Corporate Measure is applied. In your case, that amount is $        , or     % of your 2012 Base Salary.

[7]

“FFO Per Share” means, with respect to each diluted share of beneficial interest in PREIT, “funds from operations” of PREIT for its fiscal year ending December 31, 2012, as reported to the public by PREIT after the end of the fiscal year.

[8]

The Committee shall have the authority, in its sole discretion, to adjust the Threshold, Target and Outperformance levels for FFO Per Share set forth in this award if and to the extent that, in the sole judgment of the Committee, the reported FFO Per Share does not reflect the performance of PREIT for 2011 in a manner consistent with the purposes of this award. The Committee shall not be obligated to make any adjustment. If the Committee elects to make an adjustment, it shall be free to take such factors into account in making the adjustment as it deems appropriate under the circumstances in its sole discretion.

[9]

Although FFO Per Share is the primary business performance factor for determining incentive compensation for 2012 relating to your Corporate Salary Portion, it is not expected to be the sole Relevant Factor and its importance may be impacted materially by the combined effect of other Relevant Factors. For purposes of determining incentive compensation for 2012, in addition to FFO Per Share, the Committee has selected (i) growth in same store net operating income, (ii) the leverage ratio at the end of 2012 as computed under PREIT’s principal credit facility, (iii) the ratio of general and administrative expenses to gross revenues, and (iv) PREIT’s success in the disposition of non-core assets as potential Relevant Factors in view of PREIT’s business objectives for 2012. Other factors that the Committee may consider to be Relevant Factors include, but are not limited to, (i) occupancy rates, (ii) new and renewal leasing activity, (iii) balance sheet metrics deemed important by the Committee for purposes of this award, and (iv) a comparison of PREIT’s business performance metrics with the business performance metrics of companies in its peer group for compensation purposes. The Committee has the authority to base its final determination on the Relevant Factors in addition to FFO that it shall choose and to give such weight to each of such Relevant Factors as the Committee shall deem appropriate after considering PREIT’s over-all business performance for 2012. Your incentive compensation based upon the Corporate Measure shall be as so determined by the Committee. Determinations made by the Committee under this note 9 and note 8 shall be applied consistently to the Corporate Salary Portion of each officer of PREIT and its affiliates who received a 2012 Incentive Compensation Opportunity Award. Determinations made by the Committee under this note 9 and under note 8 shall not affect to any extent determinations that the Committee may make for years after 2012. After the Committee has made its determinations under this award, you will receive a notice which shall (i) state whether Threshold has been achieved for purposes of the Corporate Measure and, if so, the level from Threshold to Outperformance at which incentive compensation based on the Corporate Measure will be paid, and (ii) contain such other information as the Committee shall elect in its sole discretion to include in the notice. Neither a failure to provide such notice nor a deficiency in such notice shall affect any determination made under this award.

[10]

The Committee has the sole discretion to determine the level of individual performance you have achieved in 2012. However, regardless of your individual performance, no 2012 incentive compensation based on your individual performance will be paid if FFO Per Share is less than $         (subject to adjustment by the Committee in connection with an adjustment made under note 8) unless incentive compensation shall be paid based upon the Corporate Measure.

[11]

In the event of a “Change in Control” of PREIT as defined in PREIT’s Second Amended and Restated 2003 Equity Incentive Plan, as the same may be subsequently amended, the Committee shall have the authority, in its sole discretion, to accelerate the determination and payment to you of your 2012 incentive compensation.

[12]

The Committee has the sole authority to interpret the terms and provisions of this award and to decide any questions that may arise under this award. Its determinations shall be conclusive and binding on all parties.